UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive
Lincolnshire, Illinois  60069

(Address of principal executive offices, with zip code)

(847) 229-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 4, 2006, Aksys, Ltd. (the “Company”) received notification from The NASDAQ Stock Market, Inc. that the Company’s shares of common stock will be delisted from The NASDAQ Capital Market effective at the open of business on Wednesday, December 6, 2006, based upon the failure to satisfy the requirement that the market value of the Company’s listed securities equal or exceed $35 million.

As previously disclosed by the Company in a press release dated December 1, 2006, the Company was unable to comply with the requirements set forth in the NASDAQ listing qualifications panel decision dated November 2, 2006, which provided the Company until November 30, 2006 to complete an equity financing or the conversion of outstanding preferred stock and debt securities held by Durus Life Sciences Master Fund Ltd. into common stock, such that Aksys was able to demonstrate a market value of listed securities of $35 million or greater by November 30, 2006 and sustain such market value for a minimum of ten consecutive trading days thereafter.

Following the delisting of the Company’s common stock, its shares are expected to be immediately quoted on the Pink Sheets, an electronic quotation service for securities traded over-the-counter.  The Company also expects that its common stock would, in the future, be quoted on the Over-the-Counter Bulletin Board (OTCBB) maintained by the NASD following the filing of an appropriate application by a market maker with the NASD.

A copy of the press release issued by the Company on December 1, 2006 regarding its failure to satisfy NASDAQ’s continued listing standards is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Ex. No.	Document
99.1	Press release issued by Aksys, Ltd. on December 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2006

AKSYS, LTD.

/s/ Howard J. Lewin
By: Howard J. Lewin
Its: President and Chief Executive Officer